Exhibit 4.2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (the “Amendment”) is made as of the 29th day of January, 2015, by and between XenoPort, Inc., a Delaware corporation (the “Company”), and Computershare Inc., successor rights agent to Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC) (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of December 15, 2005 (the “Rights Agreement”); and

WHEREAS, the Board of Directors of the Company has approved this Amendment, and has authorized its appropriate officers to execute and deliver the same to the Rights Agent.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

2. Section 1(c) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“(c) A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(i) which such Person or any of such Person’s Affiliates or Associates is deemed to beneficially own, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Rights Agreement;

(ii) which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than agreements between the Company and any corporate partner pursuant to which the right to purchase shares is conditioned upon the achievement of research or development milestones) or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities (x) issuable upon the exercise, conversion or settlement of any conversion right, exchange right or other right, warrant or option issued by the Company (each, a “Company Issued Right”) to the extent (and only the extent) that the provisions or terms of such Company Issued Right preclude or otherwise limit the exercise, conversion or settlement of such Company Issued Right if, after giving effect to such exercise, conversion or settlement, such Person’s beneficial ownership of such securities would exceed the limitation or limitations set forth therein (an “Ownership Blocker”), which limit or limitations shall be less than 15% of the Common Shares then outstanding, and such Ownership Blocker may not waived, amended or otherwise modified without the consent of the Company’s Board of Directors, or (y) tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(c)(ii)(B) hereof) or disposing of any securities of the Company; provided, however, an agreement, arrangement or understanding for purposes of this Section 1(c)(iii) shall not be deemed to include actions, including any agreement, arrangement or understanding, or statements by any member of the Company’s Board of Directors on the date of this Agreement, any subsequent directors of the Company (the “Successor Directors”) who have been nominated by a majority of directors who are directors as of the date of this Agreement or who are Successor Directors, or by any Person of whom such a director is an Affiliate or Associate, provided, however that this exception shall not apply to a particular Person or Persons if and to the extent that such Person or Persons, after the date of this Agreement, acquires Beneficial Ownership of more than an additional 5% of the then outstanding Common Shares of the Company unless (A) the shares are acquired directly from the Company or as part of an employee benefit or compensation plan of the Company or a subsidiary of the Company or (B) the Person establishes to the satisfaction of the directors of the Company that it is acting on its own behalf and not in concert with any other Person and will not, upon completion of any purchases, be the Beneficial Owner of 15% or more of the outstanding Common Shares.

Notwithstanding the foregoing, (i) the phrase, “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company for all purposes of this Agreement, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder; and (ii) nothing contained in this Section 1(c) shall cause a Person ordinarily engaged in business as an underwriter of securities to be deemed the “Beneficial Owner” of, or to “beneficially own”, or to have “Beneficial Ownership” of, any securities acquired or to be acquired in either (A) a bona fide underwritten public offering of securities pursuant to an underwriting agreement entered into by the Company and by such Person (or on behalf of such Person by the managing underwriter(s) of such offering) or (B) a bona fide offering of securities pursuant to Rule 144A under the Securities Act pursuant to a purchase agreement entered into by the Company and by such Person (or on behalf of such Person by the managing initial purchaser(s) of such offering).”

3. Section 26 of the Rights Agreement is amended by deleting the Rights Agent contact information in its entirety and replacing it with the following:

Computershare Inc.

250 Royall Street

Canton, MA 02021

Attention: Client Services

Fax: 781-575-4210

4. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

5. All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

6. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, the rights, duties and obligations of the Rights Agent shall be governed by the laws of the State of New York, concerning contracts made and to be performed entirely within the State of New York, without regard to principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

8. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

9. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.

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IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

ATTEST:		XENOPORT, INC.

/s/ Gianna M. Bosko		/s/ Ronald W. Barrett, Ph.D.
Gianna M. Bosko		Ronald W. Barrett, Ph.D.
Senior Vice President, Chief Legal Officer & Secretary		Chief Executive Officer

ATTEST:		COMPUTERSHARE INC.

By:	/s/ James Walsh	By:	/s/ Dennis V. Moccia
Title:	AVP Relationship Manager	Title:	Manager, Contract Administration

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